Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES DOWN 3 PERCENT;

COMPARABLE STORE SALES DOWN 7 PERCENT

Company Expects to Report Third Quarter Earnings Per Share of $0.21 to $0.23

SAN FRANCISCO – November 2, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.25 billion for the four-week period ended October 28, 2006, which represents a 3 percent decrease compared with net sales of $1.28 billion for the same period ended October 29, 2005. The company’s comparable store sales for October 2006 decreased 7 percent compared with a 5 percent decrease in October 2005.

Comparable store sales by division for October 2006 were as follows:

•	Gap North America: negative 4 percent versus negative 3 percent last year

•	Banana Republic North America: positive 2 percent versus negative 8 percent last year

•	Old Navy North America: negative 11 percent versus negative 6 percent last year

•	International: negative 8 percent versus negative 9 percent last year.

“October was a transitional month as all brands continued fall clearance events and introduced initial holiday flows,” said Sabrina Simmons, senior vice president, treasury and investor relations at Gap Inc. “Total company merchandise margins were above last year, driven by regular price selling at Gap and Banana Republic. We were pleased with customer response to our (PRODUCT) RED collection at Gap brand, and with our continued overall progress at Banana Republic.”

Third Quarter Sales Results and Earnings Guidance

For the 13 weeks ended October 28, 2006, total company net sales were $3.86 billion, which is flat compared to net sales of $3.86 billion for the same period ended October 29, 2005. The company’s third quarter comparable store sales decreased 5 percent compared with a decrease of 7 percent in the third quarter of the prior year.

The company announced that it expects earnings per share for the third quarter to be $0.21 to $0.23. Expected third quarter earnings per share includes about one cent of benefit from a tax rate adjustment.

The company reiterated that it expects year-over-year inventory per square foot to be flat at the end of the third quarter.

Comparable store sales by division for the third quarter were as follows:

•	Gap North America: negative 7 percent versus negative 4 percent last year

•	Banana Republic North America: positive 3 percent versus negative 7 percent last year

•	Old Navy North America: negative 7 percent versus negative 8 percent last year

•	International: negative 6 percent versus negative 10 percent last year.

As of October 28, 2006, Gap Inc. operated 3,157 store locations compared with 3,117 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its third quarter earnings via press release on November 16, 2006, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce November sales on November 30, 2006.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding earnings per share for the third quarter of fiscal year 2006 and year-over-year change in inventory per square foot at the end of the third quarter of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise from the company’s close process or subsequent events that would require the company to reevaluate its assumptions or make adjustments; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2006.

These forward-looking statements are based on information as of November 2, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Greg Rossiter
415-427-2161	415-427-2360